Exhibit 99.1

The LGL Group, Inc. Reports Q1 2017 Financial Results

ORLANDO, FL, May 11, 2017 – The LGL Group, Inc. (NYSE MKT: LGL) (the “Company” or “LGL”), announced results for the quarter ended March 31, 2017.

Summary of Q1 2017 Financial Results:

•	Revenues of $5.6 million, up 18.3% compared to Q1 2016
•	Net income of $0.04 per share compared to a net loss of ($0.05) per share in Q1 2016
•	Order backlog improved 21% to $10.9 million at March 31, 2017 from $9.0 million at March 31, 2016
•	Adjusted EBITDA(1) was $0.12 per share, compared to $0.01 per share for Q1 2016

Commenting on the Company’s 2017 results, Chairman and CEO, Michael J. Ferrantino, Sr. stated, “I’m very pleased to report our first quarter financial results. We saw growth in both revenues and income from the same prior year period. And net income, although modest, is a great start to the new year. I would also like to highlight the 21% growth in our backlog which was close to $11 million at the close of the quarter and a strong indicator of how our revenue stream should improve.”

Mr. Ferrantino continued, “It has been almost two and a half years since we implemented our strategy and I am pleased to confirm it is still in place today. Basically, that strategy is to move away from markets where there are a large number of competitors bidding unrealistic prices. Ultimately, chasing that kind of business leads to major problems one of which is the inability to invest in new product development . We have done an excellent job of moving away from these low-to-no margin products while, in parallel, developing higher margin, market-driven, highly-engineered assemblies. Having a strategy that is understandable is important. Execution of that strategy is essential. Over the last two and a half years, our team has executed with precision and that has certainly paid off as is evidenced by the continued improvement.”

In closing, Mr. Ferrantino added, “Finally, I intend to close all future correspondence to our shareholders and potential shareholders with the following statement. ‘Our future is only limited by our bandwidth which continues to broaden every year.’”

About The LGL Group, Inc.

The LGL Group, Inc., through its two principal subsidiaries MtronPTI and PTF, designs, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits, and designs high performance Frequency and Time reference standards that form the basis for timing and synchronization in various applications.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota, Wakefield, Massachusetts and Noida, India, with local sales offices in Hong Kong, Sacramento, California and Austin, Texas.

For more information on the Company and its products and services, contact Patti Smith at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

(1)	See reconciliation of GAAP to Non-GAAP measures.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

Patti Smith

The LGL Group, Inc.

pasmith@lglgroup.com

(407) 298-2000

THE LGL GROUP, INC.

Condensed Consolidated Statements of Operations - Unaudited

(Dollars in Thousands, Except Shares and Per Share Amounts)

For the three months ended March 31,	2017	2016

REVENUES	$5,624	$4,756
Costs and expenses:
Manufacturing cost of sales	3,558	3,257
Engineering, selling and administrative	1,958	1,661
OPERATING INCOME (LOSS)	108	(162)
Total other income	6	36
INCOME (LOSS) BEFORE INCOME TAXES	114	(126)
Income tax provision	(3)	—

NET INCOME (LOSS)	$111	$(126)

Weighted average number of shares used in basic EPS calculation	2,675,466	2,665,434
Weighted average number of shares used in diluted EPS calculation	2,688,484	2,665,434
BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE	$0.04	$(0.05)

THE LGL GROUP, INC.

Condensed Consolidated Balance Sheets

(Dollars in Thousands)

	March 31, 2017	December 31, 2016
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$1,989	$2,778
Marketable securities	3,793	2,770
Accounts receivable, net of allowances of $29 and $31, respectively	3,186	3,504
Inventories, net	4,050	3,638
Prepaid expenses and other current assets	294	200
Total Current Assets	13,312	12,890
Property, plant and equipment, net	2,549	2,711
Intangible assets, net	609	628
Deferred income taxes, net	221	214
Other assets, net	204	203
Total Assets	$16,895	$16,646
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total Liabilities	2,865	2,755
Stockholders’ Equity	14,030	13,891
Total Liabilities and Stockholders’ Equity	$16,895	$16,646

Reconciliations of GAAP to Non-GAAP Measures

To supplement our consolidated condensed financial statements presented on a GAAP (generally accepted accounting principles) basis, the Company uses certain non-GAAP measures, including Adjusted EBITDA, which we define as net income (loss) adjusted to exclude depreciation and amortization expense, interest income (expense), provision (benefit) for income taxes, stock-based compensation expense and other items we believe are discrete events which have a significant impact on comparable GAAP measures and could distort an evaluation of our normal operating performance. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

Reconciliation of GAAP Income (Loss) Before Income Taxes to Non-GAAP Adjusted EBITDA:

For the three months ended (000’s, except shares and per share amounts)	March 31, 2017	March 31, 2016

Net income (loss) before income taxes	$114	$(126)
Interest expense	6	6
Income tax provision	(3)	—
Depreciation and amortization	187	204
Non-cash stock compensation	7	(16)
Gain on disposal of assets	—	(43)
Adjusted EBITDA	$311	$25
Basic per share information:
Weighted average shares outstanding.	2,675,466	2,665,434
Adjusted EBITDA.	$0.12	$0.01
Diluted per share information:
Weighted average shares outstanding.	2,688,484	2,665,434
Adjusted EBITDA.	$0.12	$0.01